Exhibit 3.1

CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS

OF THE

SERIES A-1 CUMULATIVE PERPETUAL

CONVERTIBLE PREFERRED STOCK

AND

SERIES A-2 NON-VOTING CUMULATIVE PERPETUAL

CONVERTIBLE PREFERRED STOCK

OF

KNIGHT CAPITAL GROUP, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

KNIGHT CAPITAL GROUP, INC., a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY:

A. That, pursuant to resolutions of the Board of Directors of the Corporation adopted on August 5, 2012, and by a Certificate of Designations filed in the office of the Secretary of State of the State of Delaware on August 6, 2012, the Corporation authorized the issuance of 400,000 shares of Series A-1 Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share (“Series A-1”) of the Corporation and 320,400 Series A-2 Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share (“Series A-2,” together with the Series A-1, the “Series A”) of the Corporation and established the designation, preferences, privileges, voting rights, and other special rights and qualifications, limitations and restrictions of the Series A; and

B. That no shares of Series A have been issued.

RESOLVED, that pursuant to the authority vested in the Board of Directors, the provisions of the Amended and Restated Certificate of Incorporation of the Corporation and applicable law, two series of Preferred Stock, each par value $0.01 per share, of the Corporation be and hereby are created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, of the shares of such series, are as follows.

1. Designation. The distinctive serial designation of the Series A-1 preferred stock is “Series A-1 Cumulative Perpetual Convertible Preferred Stock,” and the distinctive serial designation of the Series A-2 preferred stock is “Series A-2 Non-Voting Cumulative Perpetual Convertible Preferred Stock.” Each share of Series A-1 shall be identical in all respects to every other share of Series A-1, and each share of Series A-2 shall be identical in all respects to every other share of Series A-2, except as to the respective dates from which dividends thereon shall accrue, to the extent such dates may differ as permitted pursuant to Section 3 below.

2. Number of Shares. The authorized number of shares of Series A-1 shall be 400,000 and the authorized number of shares of Series A-2 shall be 320,400. Shares of Series A that are purchased or otherwise acquired by the Corporation, or converted into Common Stock or another series of Preferred Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock; provided that this Section 2 shall not apply to any purchase or other acquisition of shares of Series A by any Subsidiary of the Corporation.

Following the Full Convertibility Date, any share of Series A-2 may be converted by the Holder of such share into a share of Series A-1 by delivering to the Company a written notice of such conversion and a certification that all required regulatory approvals have been obtained and applicable waiting periods have expired. Upon receipt of such notice, such share of Series A-2 shall immediately convert to Series A-1 and the Company shall promptly following receipt of the certificate of such holder with respect to such share of Series A-2, issue such Holder a certificate for such share of Series A-1 and if necessary a replacement certificate in respect of the remaining Series A-2. The certificates for the Series A-1 and Series A-2 will be appropriately legended.

3. Dividends.

(a)	Rate. Holders of shares of Series A shall be entitled to receive, on each outstanding share of Series A, out of funds of the Corporation legally available for payment, cumulative cash dividends at a rate per annum equal to 2% on (1) the stated value of $1,000 per share and (2) the amount of accrued and unpaid dividends on such share, if any (giving effect to (A) any dividends paid through the Dividend Payment Date (as defined below) that begins such Dividend Period (other than the initial Dividend Period) and (B) any dividends (including dividends thereon at a per annum rate of 2% to the date of payment) paid during such Dividend Period. Dividends on the Series A shall accrue from and including the date of initial issuance, shall compound on each Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date), and shall be payable quarterly, in arrears, but only when, as and if declared by the Board of Directors or a duly authorized committee thereof on each January 15, April 15, July 15, and October 15, commencing on October 15, 2012 (each such date a “Dividend Payment Date”). If any date on which dividends would otherwise be payable shall not be a Business Day (as defined below), then the date of payment of dividends need not be made on such date, but such payment of dividends may be made on the next succeeding day that is a Business Day with the same force and effect as if made on the Dividend Payment Date, and no additional dividends shall be payable nor shall interest accrue on the amount payable from and after such Dividend Payment Date to the next succeeding Business Day. “Business Day” means any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

Dividends that are payable on the Series A on any Dividend Payment Date will be payable to Holders of record of Series A as they appear on the stock register of the Corporation on the applicable Dividend Record Date, which shall be the 15th calendar day before such Dividend Payment Date or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record

Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

The term “Dividend Period” means the period from and including each Dividend Payment Date to but excluding the next succeeding Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the date of initial issuance of the Series A and shall end on but exclude the next Dividend Payment Date). Dividends payable on the Series A shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(b)	Priority of Dividends. The Series A-1 and Series A-2 will rank on a parity with each other as to dividend rights, rights of liquidation and, except as specifically set forth herein, all other rights. The Series A-1 and Series A-2 will rank senior to the Common Stock (as defined below) and to all classes of the Corporation’s common equity and preferred equity (collectively, “Junior Stock”) with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation. So long as any share of Series A remains outstanding, no dividend or distribution shall be paid or declared on Junior Stock (other than a dividend paid solely in shares of Junior Stock), and no Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its Subsidiaries, directly or indirectly, during a Dividend Period, in each case, unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Series A have been declared and paid in full (or declared and a sum sufficient for the payment thereof has been set aside). The foregoing limitation shall not apply to (i) repurchases, redemptions or other acquisitions of shares of Junior Stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or (2) a dividend reinvestment or stockholder stock purchase plan; (ii) an exchange, redemption or conversion of any class or series of Junior Stock, or any junior stock of a Subsidiary of the Corporation, for any class or series of Junior Stock, (iii) the purchase of fractional interests in shares of Junior Stock under the conversion or exchange provisions of Junior Stock or the security being converted or exchanged; (iv) any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant to the plan; or (v) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock, and where such warrants, options or other rights may not be cash settled. In addition, the foregoing limitation shall not restrict the ability of the Corporation, or any other affiliate of the Corporation, to engage in any market-making transactions in Junior Stock in the ordinary course of business.

In the event any dividends are paid or declared on Junior Stock in accordance with the preceding paragraph, the Holders of shares of Series A shall participate on an “as converted” basis with the holders of Junior Stock with respect to the payment of any such dividend by the Corporation. Subject to the foregoing, dividends (payable in cash, securities or other property) may be determined by the Board of Directors or a duly authorized committee of the Board of Directors and may be declared and paid on the Common Stock and any other stock ranking, as to dividends, equally with or junior to the Series A, from time to time out of any funds legally available for such payment, and the Series A shall not be entitled to participate in any such dividends.

4. Liquidation Rights.

(a)	Voluntary or Involuntary Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, each share of Series A that has not been converted as described below in Section 8, shall be entitled to receive, out of the remaining assets and funds of the Corporation legally available for distribution to stockholders of the Corporation, if any, after satisfaction of all liabilities, if any, to creditors of the Corporation and before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other classes or series of capital stock of the Corporation ranking junior to the Series A as to such distribution, a liquidating distribution in an amount equal to the product of (i) the sum of (x) the stated value of $1,000 per share, subject to adjustment when and if required by Section 9 and (y) the accrued but unpaid dividends thereon (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment, and (ii) the total number of Series A held by such Holder (the “Liquidation Amount”). Holders of the Series A will not be entitled to any other amounts from the Corporation after they have received their full liquidation preference.

(b)	Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preference (as defined below) in full to all Holders of Series A, the amounts paid to the Holders of Series A shall be paid pro rata in accordance with the respective aggregate Liquidation Preference of the Holders of Series A. In any such distribution, the “Liquidation Preference” of any holder of stock of the Corporation shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends (and, in the case of any holder of stock, including the Series A, on which dividends accrue on a cumulative basis, an amount equal to any accrued and unpaid dividends (including, if applicable, dividends on such amount), whether or not declared, as applicable); provided that the Liquidation Preference for any share of Series A shall be determined in accordance with Section 4(a) above.

(c)	Residual Distributions. If the Liquidation Preference on the Series A has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d)	Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with or into any other corporation or other entity, including a merger or consolidation in which the Holders of Series A receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

5. Voting Rights.

(a)	General. The Series A-2 shall have no voting rights. The Holders of Series A-1 shall be entitled to vote with the holders of the Common Stock on all matters submitted to a vote of stockholders of the Corporation, except as otherwise provided herein or by applicable law. Each Holder of Series A-1 shall be entitled to the number of votes equal to the largest number of whole shares of Common Stock into which all shares of Series A-1 held of record by such Holders could then be converted pursuant to Section 8 (subject to the last sentence of Section 8(b)) at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first executed. The Holders of shares of Series A-1 shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws.

(b)	Reserved.

(c)	Series A-1 Voting Rights as to Particular Matters. Except to the extent it would result in a Violation, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, so long as (x) with respect to clause (i) below, at least 33 1/3% of the shares of Series A-1 that were issued pursuant to the Securities Purchase Agreement are outstanding and (y) with respect to clauses (ii)-(iv) below, any shares of Series A-1 are outstanding, the vote or consent of the Holders of at least a majority of the shares of Series A-1 at the time outstanding, voting in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

i.	Authorization or Issuance of Stock. Any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series of capital stock of the Corporation or the issuance of any shares of any class or series of capital stock of the Corporation, including by way of merger, recapitalization, reorganization or otherwise; provided that the foregoing limitation shall not apply to authorizations, creations, increases or issuances in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or (2) a dividend reinvestment or stockholder stock purchase plan;

ii.	Authorization or Issuance of Additional Series A-1. Any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase the authorized amount of, any shares of the Series A-1 or the issuance other than pursuant to the Securities Purchase Agreement of any shares of the Series A-1, including by way of merger, recapitalization, reorganization or otherwise;

iii.	Amendment of Series A-1. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation so as to adversely affect the rights, preferences, privileges or voting powers of the Series A-1, including by way of merger, recapitalization, reorganization or otherwise; or

iv.	Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series A-1, or of a merger or consolidation of the Corporation with another corporation or other entity (a “Merger or Similar Transaction”), unless in each case (x) the shares of Series A-1 remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series A immediately prior to such consummation, taken as a whole.

(d)	[Reserved]

(e)	Changes for Clarification. Without the consent of the holders of the Series A, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series A, the Corporation may amend, alter, supplement or repeal any terms of the Series A to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations that may be defective or inconsistent.

(f)

Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the Holders of Series A (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors (or any duly authorized committee of the Board of Directors), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which the Series A may be listed or traded at the time. Whether the vote or consent of the Holders of a plurality, majority or other portion of the shares of Series A and any voting Preferred Stock has been cast or given on any matter on which the Holders of shares of Series A are entitled to vote shall be determined by the Corporation by reference to the specified liquidation amount of the shares voted or covered by the consent (provided that the specified liquidation amount for any share of Series A shall be the Liquidation Preference for such share) as if the Corporation were liquidated on the record date for such vote or consent, if any, or, in the absence of a record date, on the date for such vote or consent.

6. Redemption. The shares of Series A shall not be redeemable other than as provided in Section 8(g).

7. Additional Definitions. As used herein with respect to Series A:

“Beneficially Own” shall mean “beneficially own” as defined in Rule 13d-3 of the Exchange Act or any successor provision thereto.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, excluding any debt securities convertible into such equity.

“Cash” means such coin or currency of the United States as at any time of payment is legal tender for the payment of public and private debts.

“Close of Business” means 5:00 p.m., New York City time.

“Closing Price” of the Common Stock or any securities distributed in a Spin-Off, as the case may be, means, as of any date of determination (or, if a Market Disruption Event has occurred with respect to the Common Stock on such date, the Closing Price for such date shall be the Closing Price as of the next Trading Day upon which no Market Disruption Event has occurred or is continuing with respect to the Common Stock):

(a)	the closing price on that date or, if no closing price is reported, the last reported sale price, of shares of the Common Stock or such other securities on the New York Stock Exchange on that date; or

(b)	if the Common Stock or such other securities are not traded on the New York Stock Exchange, the closing price on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock or such other securities are so traded or, if no closing price is reported, the last reported sale price of shares of the Common Stock or such other securities on the principal U.S. national or regional securities exchange on which the Common Stock or such other securities are so traded on that date; or

(c)	if the Common Stock or such other securities are not traded on a U.S. national or regional securities exchange, the last quoted bid price on that date for the Common Stock or such other securities in the over-the-counter market as reported by Pink Sheets LLC or a similar organization; or

(d)	if the Common Stock or such other securities are not so quoted by Pink Sheets LLC or a similar organization, the market price of the Common Stock or such other securities on that date as determined by a nationally recognized independent investment banking firm not affiliated with the Corporation retained by the Corporation for this purpose.

For the purposes of this Certificate of Designations, all references herein to the closing price and the last reported sale price of the Common Stock on the New York Stock Exchange shall be such closing price and last reported sale price as reflected on the website of the New York Stock Exchange (www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing price and the last reported sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing price and the last reported sale price on the website of the New York Stock Exchange shall govern.

“Common Stock” means the Class A Common Stock and the Class B Common Stock, in each case, $0.01 par value, of the Corporation.

“Conversion Agent” shall mean the Company, or such person as shall be appointed to act as conversion agent for the Series A, and its successors and assigns or any other conversion agent appointed by the Corporation.

“Conversion Date” means each of a Mandatory Conversion Date, the date of a conversion pursuant to Section 8(b), or a Fundamental Change Redemption Date.

“Conversion Price” at any time means for each share of Series A the price equal to $1,000 divided by the Conversion Rate in effect at such time (initially $1.50).

“Conversion Rate” means initially 666.667 shares of Class A Common Stock per share of Series A, subject to adjustment in accordance with the provisions of this Certificate of Designations.

“Depositary” means DTC or its nominee or any successor depositary appointed by the Corporation.

“DTC” means The Depository Trust Company, together with its successors and assigns.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Ex-Dividend Date” means the first date on which the Common Stock trades, regular way, on the relevant exchange, or in the relevant market from which the Closing Price was obtained, without the right to receive such dividend or distribution.

“Fair Market Value” means the amount which a willing buyer would pay a willing seller in an arm’s-length transaction as determined by the Board of Directors.

“Full Convertibility Date” means the date upon which all shares of Series A may be converted without causing a Violation.

“Fundamental Change” means the occurrence of one of the following:

(a)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common equity of the Corporation representing more than 50% of the voting power of the outstanding Common Stock;

(b)	consummation of any consolidation or merger of the Corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, that results in a change of control (including, but not limited to, any sale, lease or other transfer to any Person other than one of the Corporation’s subsidiaries), in each case pursuant to which the Common Stock will be converted into, or receive a distribution of the proceeds in, cash, securities or other property, other than pursuant to a transaction in which the Persons that Beneficially Owned, directly or indirectly, voting shares of the Corporation immediately prior to such transaction Beneficially Own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving Person or the ultimate parent entity thereof immediately after the transaction;

(c)	shares of the Common Stock or shares of any other stock into which the Series A is convertible are not listed for trading on any United States national securities exchange or cease to be traded in contemplation of a delisting (other than as a result of a transaction described in clause (b) above); or

(d)	the Corporation violates its obligations under Section 5(d) above.

“Holder” means the Person in whose name the shares of Series A are registered, which may be treated by the Corporation, Transfer Agent, Registrar, dividend disbursing agent and Conversion Agent as the absolute owner of the shares of Series A for the purpose of disbursing dividends and settling conversions and for all other purposes.

“Issue Date” means August 6, 2012.

“Mandatory Conversion Date” means the third Trading Day immediately following the first date as of which the Closing Price of the Class A Common Stock has exceeded 200% of the then applicable Conversion Price for 60 consecutive Trading Days; provided that if the Corporation has not filed a registration statement with the Securities and Exchange Commission covering the resale of the Class A Common Stock to be issued upon such conversion, the registration statement has not been declared effective, or such effectiveness is at that time suspended or otherwise unavailable for use by the Holders, the Mandatory Conversion Date shall be the next Business Day on which such registration statement has been so filed and declared effective and such effectiveness is not so suspended or unavailable, provided such next Business Day would be Mandatory Conversion Date.

“Market Disruption Event” means, with respect to a security, (i) any suspension or limitation imposed on trading of the security by any national or regional securities exchange or association or over-the-counter market or otherwise occurs or is continuing at any time during the one-hour period that ends at the scheduled closing time of such exchange or association or over-the-counter market; (ii) any event (other than as described in clause (iii)) occurs or is continuing at any time during the one-hour period that ends at the scheduled closing time of the relevant national securities or regional securities exchange or association or over-the-counter market that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, such security on such exchange or association or over-the-counter market; or (iii) any closure of the national securities or regional securities exchange or association or over-the-counter market on which the Common Stock is listed for trading has occurred prior to the scheduled closing time of such exchange, association, or over-the-counter market (unless announced at least one hour prior to the actual closing time for the regular trading session on such exchange, association, or over-the-counter market.

“Open of Business” means 9:00 a.m., New York City time.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series A-1 and Series A-2.

“Registrar” shall mean a registrar for the Series A, acting in such capacity, and its successors and assigns or any other registrar appointed by the Corporation.

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of August 6, 2012, between the Corporation and the investors listed on the signature pages thereto (the “Investors”).

“Subsidiary” means with respect to any Person, any other Person more than fifty percent (50%) of the shares of the voting stock or other voting interests of which are owned or controlled, or the ability to select or elect more than fifty percent (50%) of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries.

“Trading Day” means a day on which (i) no Market Disruption Event has occurred with respect to the Class A Common Stock and (ii) the Class A Common Stock has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Class A Common Stock.

“Transfer Agent” shall mean the transfer agent for the Series A, and its respective successors and assigns or any other transfer agent appointed by the Corporation.

“Violation” means a violation of the stockholder approval requirements of Section 312.03 of the NYSE Listed Company Manual to the extent then applicable.

8. Conversion and Redemption.

(a)	Mandatory Conversion on the Mandatory Conversion Date. On the Mandatory Conversion Date, all of the outstanding shares of Series A will mandatorily convert into shares of Class A Common Stock at the then applicable Conversion Rate. No action shall be required by any Holder thereof. The person or persons entitled to receive the shares of Common Stock issuable upon mandatory conversion of Series A will be treated as the record holder(s) of such shares of Common Stock as of the Close of Business on the Mandatory Conversion Date. Except as provided under Section 9(a)(xvi), prior to the Close of Business on the Mandatory Conversion Date, the shares of Common Stock issuable upon mandatory conversion of the Series A will not be deemed to be outstanding for any purpose and Holders shall have no rights with respect to such shares of Common Stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding the Series A (it being understood that nothing in this Section 8(a) affects the rights of the Series A as set forth in Section 5). In addition to the number of shares of Common Stock issuable pursuant to this Section 8(a), if applicable, the Holders on a Mandatory Conversion Date shall have the right to receive an amount in cash equal to any accrued and unpaid dividends thereon (including, if applicable, as provided in Section 3(a) above, dividends on such amount), whether or not declared, up to the Mandatory Conversion Date.

(b)	Conversion at the Option of the Holder. Any Holder shall have the right to convert such Holder’s shares of Series A-1, at any time or from time to time, in whole or in part (but in no event less than one share of Series A-1) into shares of Class A Common Stock at the then applicable Conversion Rate, subject to satisfaction of the conversion procedures set forth in Section 8(c); provided, that, prior to the Full Convertibility Date, in no event shall the Corporation issue a number of shares of Common Stock in conversion of Series A-1 that exceeds the product of (i) 19.99% and (ii) the total number of shares of Common Stock outstanding immediately prior to the issuance of Series A-1 pursuant to the Securities Purchase Agreement. Any shares of Common Stock not issued upon conversion of Series A-1 due to the proviso in the preceding sentence shall be issued by the Company to settle such conversion promptly following the Full Convertibility Date.

(c)	Conversion Procedures. To effect conversion of shares of Series A-1 into shares of Class A Common Stock on a Conversion Date, a Holder who:

i.	holds a beneficial interest in a global certificate representing the Series A-1 must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay funds equal to the dividend payable on the next Dividend Payment Date to which such Holder is not entitled by virtue of Section 8(e) and, if required, pay all transfer or similar taxes or duties, if any; or

ii.	holds shares of Series A-1 in certificated form must:

(A) complete and manually sign the conversion notice on the back of the Series A certificate or a facsimile of the conversion notice;

(B) deliver the completed conversion notice and the certificated shares of Series A to be converted to the Conversion Agent;

(C) if required, furnish appropriate endorsements and transfer documents;

(D) if required, pay funds equal to the dividend payable on the next Dividend Payment Date to which such Holder is not entitled by virtue of Section 8(e); and

(E) if required, pay all transfer or similar taxes or duties, if any.

The conversion will be effective on the date on which a Holder has satisfied all of the foregoing requirements, to the extent applicable, which shall be the applicable Conversion Date. A Holder will not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of Common Stock if such Holder exercises its conversion rights, but such Holder will be required to pay any transfer or similar tax or duty that may be payable relating to any transfer involved in the issuance or delivery of Common Stock in a name other than the name of such Holder. A certificate representing Common Stock will be issued and delivered only after all applicable taxes and duties, if any, payable by the Holder have been paid in full.

The person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record Holder(s) of such shares of Common Stock as of the Close of Business on the applicable Conversion Date. No allowance or adjustment, except as set forth in Section 10(a), shall be made in respect of dividends payable to Holders of Common Stock of record as of any date prior to such applicable Conversion Date. Prior to such applicable Conversion Date, shares of Common Stock issuable upon conversion of any shares of Series A-1 shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to the Common Stock (including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock) by virtue of holding shares of Series A-1.

In the event that a conversion is effected with respect to shares of Series A-1 representing fewer than all the shares of Series A-1 held by a Holder, upon such conversion the Corporation shall execute and the Registrar shall countersign and deliver to the Holder thereof, at the expense of the Corporation, a certificate evidencing the shares of Series A-1 as to which conversion was not effected.

The Corporation shall deliver the shares of Common Stock to which the Holder converting pursuant to Section 8(a) is entitled on or prior to the third Trading Day immediately following the applicable Conversion Date.

(d)	Registration of Common Stock. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such Series A should be registered or the address to which the certificate or certificates representing such shares of Common Stock should be sent, the Corporation shall be entitled to register such shares, and make such payment, in the name of the Holder as shown on the records of the Corporation and to send the certificate or certificates representing such shares of Common Stock to the address of such Holder shown on the records of the Corporation.

(e)	Dividends. If a Conversion Date on which a Holder elects to convert Series A-1 into shares of Class A Common Stock is prior to the Close of Business on the Dividend Record Date relating to any declared dividend for the Dividend Period in which such Holder is electing to convert, such Holder will not have the right to receive any declared dividends for that Dividend Period. If a Conversion Date on which a Holder elects to convert Series A-1 into shares of Class A Common Stock is after the Close of Business on the Dividend Record Date for any declared dividend and prior to the Dividend Payment Date, such Holder shall receive that dividend on the relevant Dividend Payment Date if such Holder was the Holder of record at the Close of Business on the Dividend Record Date for that dividend. Notwithstanding the preceding sentence, if the Conversion Date is after the Close of Business on the Dividend Record Date and prior to the Open of Business on the Dividend Payment Date, whether or not such Holder was the Holder of record at the Close of Business on the Dividend Record Date, the Holder must pay to the Conversion Agent upon conversion of the shares of Series A-1 an amount in cash equal to the dividend payable on the Dividend Payment Date for the then-current Dividend Period on the shares of Series A being converted.

(f)	Outstanding Shares of Series A-1. Shares of Series A-1 shall cease to be outstanding on the applicable Conversion Date, subject to the right of Holders of such shares to receive shares of Common Stock issuable upon conversion of such shares of Series A-1.

(g)	Redemption Upon Fundamental Change.

i.

During the period beginning on the effective date of a Fundamental Change and ending on the date that is 30 days after the effective date of such Fundamental Change, a Holder may elect to require the Corporation (or at the election of the Corporation, an assignee thereof, although the Corporation shall remain obligated even in the event of such assignment) to redeem such Holder’s shares of Series A for consideration (the “Redemption Price”) payable (at the option of the Corporation) in cash or securities listed on a National Securities Exchange (as defined in Section 6(a) of the Exchange Act of 1934,as amended) with a Fair Market Value equal to the greater of (1) the Fair Market Value of such Series A or (2) $1,000 per share plus the accrued but unpaid dividends thereon (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment, subject to adjustment as described herein, provided that, notwithstanding anything herein to the contrary, prior to the Full Convertibility Date, any redemption in connection with a Fundamental Change (a “Fundamental Change Redemption”) shall be limited to a redemption that would not result in a Violation. The date of such Fundamental Change Redemption is referred to herein as the “Fundamental Change Redemption Date.”

ii.	On or before the 20th day prior to the date on which the Corporation anticipates consummating the Fundamental Change (or, if later, within two Business Days after the Corporation becomes aware of a Fundamental Change described in clause (i) of the definition of such term), a written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Corporation. Such notice shall contain (to the extent known):

(A) the date on which the Fundamental Change is anticipated to be effected ; and

(B) the date, which shall be 30 days after the effective date of a Fundamental Change, by which the Fundamental Change redemption option must be exercised.

iii.	On the effective date of a Fundamental Change, another written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Corporation. Such notice shall contain:

(A) the date that shall be 30 days after the effective date of the Fundamental Change;

(B) the instructions a Holder must follow to exercise its redemption option in connection with such Fundamental Change.

iv.	To exercise its redemption option upon a Fundamental Change, a Holder must, no later than the Close of Business on the date by which the redemption option upon the Fundamental Change must be exercised as specified in the notice delivered under Section 8(g)(iii), comply with the procedures set forth in Section 8(c).

v.	If a Holder does not elect to exercise its redemption option upon a Fundamental Change pursuant to this Section 8(g), the shares of Series A or successor securities held by it will remain outstanding but shall not thereafter be entitled to exercise rights in accordance with this Section 8(g).

vi.	Upon a Fundamental Change Redemption, the Conversion Agent shall, except as otherwise provided in the instructions provided by the Holder thereof in the written notice provided to the Corporation or its successor as set forth in Section 8(b), deliver to the Holder such cash, securities or other property as are issuable to such Holder upon such redemption in accordance with Section 8(g)(i).

vii.	In the event that a Fundamental Change Redemption is effected with respect to shares of Series A or successor securities representing fewer than all the shares of Series A or successor securities held by a Holder, upon such redemption the Corporation or its successor shall execute and the Conversion Agent shall, unless otherwise instructed in writing, countersign and deliver to the Holder thereof, at the expense of the Corporation, a certificate evidencing the shares of Series A or such successor securities held by the Holder as to which a Fundamental Change Redemption was not effected.

viii.	If the Corporation fails to pay any holder the Redemption Price with respect to any share of Series A within five business days after the Fundamental Change Redemption Date, then the holder of such Series A entitled to redemption shall be entitled to interest on the Redemption Price at a per annum rate equal to the lower of eight percent (8%) and the highest interest rate permitted by applicable law from the date on which the Corporation receives the redemption notice until the date of payment of the Redemption Price hereunder.

ix.	The Corporation shall pay the applicable Redemption Price on the Fundamental Change Redemption Date upon surrender of the certificates representing the shares of Series A to be redeemed and receipt of any written instrument or instructions of transfer or other documents and endorsements reasonably acceptable to the Corporation, to the extent required by this Section 8; provided that, if such certificates are lost, stolen or destroyed, the Corporation may require an affidavit certifying to such effect and, if requested, an agreement indemnifying the Corporation from any losses incurred in connection therewith, in each case, in form and substance reasonably satisfactory to the Corporation, from such Holder prior to paying such amounts.

x.	Following any Fundamental Change Redemption on any Fundamental Change Redemption Date, the shares of Series A so redeemed will no longer be deemed to be outstanding and all rights of the Holder thereof shall cease, including the right to receive dividends thereon; provided, however, that any rights of Holders pursuant to this Certificate of Designation that by their terms survive a Fundamental Change Redemption shall survive in accordance with their terms. The foregoing notwithstanding, in the event that a share of Series A is not redeemed by the Corporation when required, such share of Series A will remain outstanding and will continue to be entitled to all of the powers, designations, preferences and other rights (including but not limited to the accrual and payment of dividends and the conversion rights) as provided herein.

9. Anti-Dilution Adjustments.

(a)	The Conversion Rate shall be adjusted from time to time by the Corporation as follows:

i.	If the Corporation, at any time or from time to time while any of the Series A is outstanding, issues shares of Common Stock as a dividend or distribution on shares of Common Stock, or if the Corporation effects a share split or share combination in respect of the Common Stock, then the Conversion Rate shall be adjusted based on the following formula:

CR’ = CR0	X	OS’
OS0

where

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution, or the Close of Business on the effective date of such share split or combination, as applicable;

CR’	=	the new Conversion Rate in effect immediately after the Close of Business on the Record Date for such dividend or distribution, or the Close of Business on the effective date of such share split or share combination, as applicable;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such dividend or distribution, or the Close of Business on the effective date of such share split or share combination, as applicable; and

OS’	=	the number of shares of Common Stock outstanding immediately after such dividend or distribution, or the Close of Business on the effective date of such share split or share combination, as applicable.

The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in treasury by the Corporation.

ii.	Except as otherwise provided for by Section 8(a)(iv) below, if the Corporation, at any time or from time to time while any of the Series A is outstanding, distributes to all or substantially all holders of its outstanding shares of Common Stock any rights or warrants entitling them for a period of not more than 45 calendar days from the Record Date of such distribution to subscribe for or purchase shares of Common Stock at a price per share less than the Closing Price of the Common Stock on the Trading Day immediately preceding the Record Date of such distribution, the Conversion Rate shall be adjusted based on the following formula:

CR’ = CR0	X	OS0 + X
OS0 + Y

where

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such distribution;

CR’	=	the new Conversion Rate in effect immediately after the Close of Business on the Record Date for such distribution;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such distribution;

X	=	the total number of shares of Common Stock issuable pursuant to such rights or warrants; and

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the Closing Prices of the Common Stock over the ten consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Dividend Date for such distribution.

To the extent that shares of Common Stock are not delivered pursuant to such rights or warrants upon the expiration or termination of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect had the adjustments made upon the distribution of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.

In determining the aggregate price payable to exercise such rights or warrants, there shall be taken into account any amount payable on exercise thereof, with the value of such consideration, if other than Cash, to be determined in good faith by the Corporation’s Board of Directors.

iii.

If the Corporation, at any time or from time to time while any of the Series A is outstanding, shall, by dividend or otherwise, distribute to all or substantially all holders of its Common Stock shares of any class of Capital Stock of the Corporation (other than Common Stock as covered by Section 8(a)(i) above), evidences of its indebtedness, assets, property or rights or warrants to acquire the Corporation’s Capital Stock or other securities, but excluding (i) dividends or distributions as to which an adjustment under Section8(a)(i), Section 8(a)(ii) or

Section 8(a)(iv) hereof shall apply, (ii) dividends or distributions paid exclusively in Cash and (iii) Spin-Offs to which the provision set forth below in this Section 8(a)(iii) shall apply (any of such shares of Capital Stock, indebtedness, assets, property or rights or warrants to acquire the Corporation’s Common Stock or other securities, hereinafter in this Section 8(a)(iii) called the “Distributed Property”), then, in each such case the Conversion Rate shall be adjusted based on the following formula:

CR’ = CR0	X	SP0
SP0 - FMV

where

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such distribution;

CR’	=	the new Conversion Rate in effect immediately after the Close of Business on the Record Date for such distribution;

SP0	=	the average of the Closing Prices of the Common Stock over the ten consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the fair market value (as determined in good faith by the Corporation’s Board of Directors) of the portion of Distributed Property with respect to each outstanding share of Common Stock on the Record Date for such distribution.

Notwithstanding the foregoing, if the then fair market value (as so determined) of the portion of the Distributed Property so distributed applicable to one share of Common Stock is equal to or greater than SP0 as set forth above, in lieu of the foregoing adjustment, the Corporation shall distribute to each Holder on the date the Distributed Property is distributed to holders of Common Stock, but without requiring such Holder to convert its shares of Series A, the amount of Distributed Property such Holder would have received had such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the record date fixed for determination for stockholders entitled to receive such distribution. If the Board of Directors determines the fair market value of any distribution for purposes of this Section 8(a)(iii) by reference to the actual or when issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the average of the Closing Prices of the

Common Stock for purposes of calculating SP0 in the formula in this Section 8(a)(iii).

With respect to an adjustment pursuant to this Section 8(a)(iii) where there has been a payment of a dividend or other distribution on the Common Stock consisting of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Corporation (a “Spin-Off”), the Conversion Rate in effect immediately before the Close of Business on the tenth Trading Day immediately following, and including, the effective date of the Spin-Off shall be increased based on the following formula:

CR’ = CR0	X	FMV + MP0
MP0

where

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the 10th Trading Day immediately following, and including, the effective date of the Spin-Off;

CR’	=	the new Conversion Rate in effect from and after the Close of Business on the 10th Trading Day immediately following, and including, the effective date of the Spin-Off;

FMV	=	the average of the Closing Prices of the Capital Stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock over the 10 consecutive Trading Day period immediately following, and including, the effective date of the Spin-Off; and

MP0	=	the average of the Closing Prices of Common Stock over the 10 consecutive Trading Day period immediately following, and including, the effective date of the Spin-Off.

Such adjustment shall occur on the 10th Trading Day immediately following, and including, the effective date of the Spin-Off (it being agreed that notwithstanding Section 8(a), the Holder of the Series A shall not be entitled to convert the Series A prior to such 10th Trading Day).

For purposes of this Section 8(a)(iii), Section 8(a)(i) and Section 8(a)(ii) hereof, any dividend or distribution to which this Section 8(a)(iii) is applicable that also includes shares of Common Stock, or rights or warrants to subscribe for or purchase shares of Common Stock to which Section 8(a)(i) or 8(a)(ii) hereof applies (or both), shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, assets or shares of Capital Stock other than such shares of Common Stock or rights or warrants to which Section 8(a)(i) or 8(a)(ii) hereof applies (and any Conversion Rate adjustment required by this Section 8(a)(iii) with respect to such dividend or distribution shall then be made) immediately followed by (2) a dividend or distribution of such shares of Common Stock or such rights or warrants to which Section 8(a)(i) or 8(a)(ii) hereof applies (and any further Conversion Rate adjustment required by Section 8(a)(i) and 8(a)(ii) hereof with respect to such dividend or distribution shall then be made), except (A) the Close of Business on the Record Date of such dividend or distribution shall be substituted for “the Close of Business on the Record Date,” “the Close of Business on the Record Date or the Close of Business on the effective date,” “after the Close of Business on the Record Date for such dividend or distribution or the Close of Business on the effective date of such share split or share combination” and “the Close of Business on the Record Date for such distribution” within the meaning of Section 8(a)(i) and Section 8(a)(ii) hereof and (B) any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding immediately prior to the Close of Business on the Record Date or the Close of Business on the effective date” within the meaning of Section 8(a)(i) hereof.

iv.

If the Corporation, at any time or from time to time while any of the Series A is outstanding, distributes rights or warrants to all holders of Common Stock entitling the holders thereof to subscribe for, purchase or convert into shares of the Corporation’s Capital Stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (x) are deemed to be transferred with such shares of Common Stock; (y) are not exercisable; and (z) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of Section 8(a)(iii) above, (and no adjustment to the Conversion Rate under Section 8(a)(iii) above will be required) until the occurrence of the earliest Trigger Event and a distribution or deemed distribution under the terms of such rights or warrants at which time an appropriate adjustment (if any is required) to the Conversion Rate shall be made in the same manner as provided for under Section 8(a)(iii) above. If any such rights or warrants are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Record Date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 8(a)(iv) was made, (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a Cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights or warrants had not been issued.

v.	(1) If the Corporation, at any time or from time to time while any of the Series A is outstanding, makes a regular, quarterly Cash dividend or distribution to all or substantially all holders of Common Stock during any quarterly fiscal period, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0	X	SP0
SP0 - C

where

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution;

CR1	=	the new Conversion Rate in effect immediately after the Close of Business on the Record Date for such dividend or distribution;

SP0	=	the average Closing Price of the Common Stock over the ten consecutive Trading Days ending on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution;

C	=	the amount in Cash per share the Corporation distributes or dividends to holders of Common Stock.

(2) If the Corporation pays any cash dividend or distribution that is not a regular, quarterly cash dividend or distribution to all or substantially all holders of Common Stock, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0	X	SP0
SP0 - C

where

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution;

CR1	=	the new Conversion Rate in effect immediately after the Close of Business on the Record Date for such dividend or distribution;

SP0	=	the average Closing Price of the Common Stock over the ten consecutive Trading Days ending on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution;

C	=	the amount in Cash per share the Corporation distributes or dividends to holders of Common Stock

(3) Notwithstanding the foregoing, if the portion of the Cash so distributed applicable to one share of Common Stock is equal to or greater than SP0 as set forth above, in lieu of the foregoing adjustment, the Corporation shall distribute to each Holder on the date the Cash dividend or distribution is paid to holders of Common Stock, but without requiring such Holder to convert its shares of Series A, the amount of Cash such Holder would have received had such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such dividend or distribution. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(4) For the avoidance of doubt, for purposes of this Section 8(a)(v), in the event of any reclassification of the Common Stock, as a result of which the Series A becomes convertible into more than one class of Common Stock, if an adjustment to the Conversion Rate is required pursuant to this Section 8(a)(v), references in this Section to one share of Common Stock or Closing Price of one share of Common Stock shall be deemed to refer to a unit or to the price of a unit consisting of the number of shares of each class of Common Stock into which the Series A is then convertible equal to the numbers of shares of such class issued in respect of one share of Common Stock in such reclassification. The above provisions of this paragraph shall similarly apply to successive reclassifications.

vi.	If the Corporation or any of its Subsidiaries makes a payment of Cash or other consideration in respect of a tender offer or exchange offer for all or any portion of the Common Stock, where such Cash and the value of any such other consideration included in the payment per share of Common Stock validly tendered or exchanged exceeds the Closing Price of the Common Stock on the Trading Day next succeeding the last date (the “expiration date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), the Conversion Rate shall be increased based on the following formula:

CR’ = CR0	X	AC + (SP’ X OS’)
OS0 X SP’

where

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the expiration date;

CR’	=	the new Conversion Rate in effect immediately after the Close of Business on the expiration date;

AC	=	the aggregate value of all Cash and any other consideration (as determined in good faith by the Corporation’s Board of Directors) paid or payable for shares purchased in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires;

OS’	=	the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and

SP’	=	the average Closing Price of Common Stock over the ten consecutive Trading Days ending on the Trading Day next succeeding the expiration date.

If the Corporation or a Subsidiary is obligated to purchase shares of Common Stock pursuant to any such tender or exchange offer, but the Corporation or such Subsidiary is permanently prevented by applicable law from effecting any such purchases or all or any portion of such purchases are rescinded, then the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made or had only been made in respect of the purchases that had been effected. Except as set forth in the preceding sentence, if an adjustment to the Conversion Rate pursuant to this Section 8(a)(vi) with respect to any tender offer or exchange offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender offer or exchange offer under this Section 8(a)(vi).

vii.	For purposes of this Section 8(a) the term “Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any Cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of Cash, securities or other property, the date fixed for determination of stockholders entitled to receive such Cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

viii.	If application of the formulas provided in Sections 8(a)(i), 8(a)(ii), 8(a)(iii), 8(a)(iv), 8(a)(v) or 8(a)(vi) above would result in a decrease in the Conversion Rate, no adjustment (other than a readjustment as described in such sections) to the Conversion Rate shall be made except in the case of a share split or combination of the Common Stock.

ix.	If one or more events occur requiring an adjustment be made to the Conversion Rate for a particular period, adjustments to the Conversion Rate shall be determined by the Corporation’s Board of Directors to reflect the combined impact of such Conversion Rate adjustments, as set out in this Section 10(a), during such period.

x.	Notwithstanding any of the foregoing clauses in this Section 9, no adjustment in the Conversion Rate shall be required unless the adjustment would result in a change in the Conversion Rate of at least 1.00%; provided, however, that any adjustment which by reason of this Section 9(a)(x) is not required to be made shall be carried forward and the Corporation shall make such adjustment, regardless of whether the aggregate adjustment is less than 1.00%, within one year of the first such adjustment carried forward or in connection with any conversion of Series A. All calculations under this Section 9 shall be made to the nearest one-ten thousandth (1/10,000) of a cent or to the nearest one-ten thousandth (1/10,000) of a share, as the case may be.

No adjustment in the Conversion Rate need be made (i) for issuances of Common Stock pursuant to any present or future plan for reinvestment of dividends or interest payable on the Corporation’s securities or the investment of additional optional amounts in shares of Common Stock under any plan, (ii) upon the issuance of any shares of Common Stock or options or rights to purchase shares pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Corporation or any of its Subsidiaries, (iii) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Series A was first issued, (iv) for a change in the par value of the Common Stock, (v) for repurchases of shares of Common Stock in open market transactions or privately negotiated transactions, or (vi) for accumulated and unpaid dividends, other than as expressly contemplated by Section 9(a)(i).

No adjustment to the Conversion Rate need be made pursuant to Section 9(a)(i) through (ix) above for a transaction if Holders are permitted to participate in the transaction without conversion, concurrently with the holders of Common Stock, on a basis and with notice that the Board of Directors of the Corporation determines in good faith to be fair and appropriate in light of the basis and notice to holders of Common Stock participating in the transaction.

Whenever a provision of this Certificate of Designations requires the calculation of an average of the Closing Price over a span of multiple days, the Corporation will make appropriate adjustments to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date of the event occurs, at any time during the period from which the average is to be calculated.

xi.	Upon conversion of the Series A, the Holders shall receive, in addition to any shares of Common Stock issuable upon such conversion, any associated rights issued under any stockholder rights agreement of the Corporation that provides that each share of Common Stock issued upon conversion of the Series A at any time prior to the distribution of separate certificates representing such rights will be entitled to receive such rights unless, prior to conversion, the rights have separated from the Common Stock, expired, terminated or been redeemed or exchanged in accordance with such rights plan, and no adjustment shall be made to the Conversion Rate pursuant to Section 9(a)(iv) hereof. If, prior to any conversion, the rights have separated from the Common Stock, the Conversion Rate shall be adjusted at the time of separation as if the Corporation distributed to all holders of Common Stock, shares of Capital Stock, evidences of indebtedness, assets, property or rights or warrants as described in Section 9(a)(iv) hereof, subject to readjustment in the event of the expiration, termination or redemption of such rights.

xii.

Subject to applicable stock exchange rules and listing standards, the Corporation shall be entitled to increase the Conversion Rate by any amount for a period of at least 20 Business Days if the Board of Directors determines that such increase would be in the best interests in the Corporation; provided the Corporation has given to the Conversion Agent and DTC at least 15 days’ prior notice of any such increase in the Conversion Rate and the period during which it will be in effect. Subject to applicable stock exchange rules and listing standards, the Corporation shall be entitled to increase the Conversion Rate, in addition to the events requiring an increase in the Conversion Rate pursuant to Section 9 hereof, as it in its discretion shall determine to be advisable in order to avoid or diminish any tax to stockholders in connection with any stock dividends, subdivisions of shares, distributions of rights to purchase stock or securities or distributions of securities convertible into or exchangeable for stock hereafter made by the Corporation to its stockholders or other events.

xiii.	Whenever the Conversion Rate is adjusted as herein provided, the Corporation will issue a notice to the Conversion Agent and DTC containing the relevant information and make this information available on the Corporation’s website. In addition, the Corporation shall provide upon the request of a Holder of Series A, to the extent not posted on the Corporation website, a brief statement setting forth in reasonable detail how the adjustment to the Conversion Rate was determined and setting forth the adjusted Conversion Rate.

xiv.	For purposes of this Section 9, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

xv.	If the record date for a dividend or distribution on Common Stock occurs prior to a Mandatory Conversion Date and the payment date for a dividend or distribution on Common Stock occurs after a Mandatory Conversion Date, and such dividend or distribution would have resulted in an adjustment to the Conversion Rate if such dividend or distribution were paid prior to such Mandatory Conversion Date, then without duplication the Corporation shall deem the Holders to be holders of record of Common Stock for purposes of that dividend or distribution. In that case, the Holders will receive the number of shares of Common Stock issuable upon the applicable Mandatory Conversion Date together with the dividend or distribution on such shares of Common Stock so converted.

xvi.	If prior to the Full Convertibility Date, application of the formulas provided in this Section 9 would result in a Violation, the amount of any adjustment pursuant to such formulas shall be modified to the extent necessary so as not to result in a Violation, but in such a way as to minimize any negative economic consequences to the Preferred Holders.

10. Reorganization Events.

(a)	In the event of:

i.	any consolidation or merger of the Corporation with or into another Person or of another Person with or into the Corporation;

ii.	any sale, transfer, lease or conveyance to another Person of the property of the Corporation as an entirety or substantially as an entirety;

iii.	any statutory share exchange of the Corporation with another Person (other than in connection with a merger or acquisition); or

iv.	any liquidation, dissolution or termination of the Corporation;

in each case in which holders of Common Stock would be entitled to receive cash, securities or other property for their shares of Common Stock (any such event specified in this Section 10(a), a “Reorganization Event”), each share of Series A outstanding immediately prior to such Reorganization Event shall, without the consent of Holders, become convertible into the kind of cash, securities and other property receivable in such Reorganization Event by a holder of one share of Common Stock that was not the counterparty to the Reorganization Event or an affiliate of such other party (such cash, securities and other property, the “Exchange Property”).

(b)	In the event that holders of the shares of the Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the “Exchange Property” that Holders of the Series A will be entitled to receive shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make an election (or of all such holders if none make an election). The number of units of Exchange Property for each share of Series A converted following the effective date of such Reorganization Event shall be determined based on the Conversion Rate then in effect on the applicable Conversion Date, determined as if the references to a “share of Common Stock” in this Certificate of Designations were to “unit of Exchange Property.”

(c)	After a Reorganization Event, for purposes of determining whether a Mandatory Conversion Date has occurred, the term “Closing Price” shall be deemed to refer to the closing sale price, last quoted bid price or mid-point of the last bid and ask prices, as the case may be, of any publicly traded securities that comprise all or part of the Exchange Property. For purposes of this Section 10, references to Common Stock in the definition of “Trading Day” shall be replaced by references to any publicly traded securities that comprise all or part of the Exchange Property.

(d)	The above provisions of this Section 10 shall similarly apply to successive Reorganization Events and the provisions of Section 8 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(e)	The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 10 or the validity of any Reorganization Event.

11. Fractional Shares.

(a)	No fractional shares of Common Stock shall be issued as a result of any redemption or conversion of shares of Series A.

(b)	In lieu of any fractional share of Common Stock otherwise issuable in respect of any conversion pursuant to Section 8(a), Section 8(b) or redemption pursuant to Section 8(g), the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of:

i.	in the case of a conversion pursuant to Section 8(a) or Section 8(b), the Closing Price of the Common Stock on the second Trading Day immediately preceding the Conversion Date; or

ii.	in the case of a Redemption Upon Fundamental Change pursuant to Section 8(g), the average of the Closing Prices over the five consecutive Trading Day period preceding the Trading Day immediately preceding the applicable Conversion Date.

(c)	If more than one share of the Series A is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A so surrendered.

12. Reservation of Common Stock.

(a)	The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares held in the treasury by the Corporation, solely for issuance upon the conversion of shares of Series A as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A then outstanding. For purposes of this Section 12(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series A shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b)	Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Series A, as herein provided, shares of Common Stock acquired by the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c)	All shares of Common Stock delivered upon conversion of the Series A shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d)	Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e)	The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Series A; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Stock until the first conversion of Series A into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Series A in accordance with the requirements of such exchange or automated quotation system at such time.

13. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the record Holder of any share of Series A as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

14. Notices. All notices or communications in respect of Series A shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law.

15. Preemptive or Subscription Rights. Except as expressly provided in any agreement between a Holder and the Corporation, no share of Series A shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

16. Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell shares of Series A from time to time to such extent, in such manner, and upon such terms as the Board or any duly authorized committee of the Board may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

17. Other Rights. The shares of Series A shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation of the Corporation or as provided by applicable law.

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IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set his hand this 5th day of August, 2012.

KNIGHT CAPITAL GROUP, INC.

By:	/s/ Thomas M. Joyce
Name:	Thomas M. Joyce
Title:	CEO